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                        AGREEMENT AND PLAN OF MERGER

                       dated as of September 23, 1995

                                by and among

                       REPUBLIC NEW YORK CORPORATION

                             LRNY INCORPORATED

                                    and

                           BROOKLYN BANCORP, INC.

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                             TABLE OF CONTENTS
                                                                       Page

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                           ARTICLE I.  THE MERGER

Section 1.1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.2.  Closing . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.3.  Effective Time  . . . . . . . . . . . . . . . . . . . . .   3
Section 1.4.  Certificate . . . . . . . . . . . . . . . . . . . . . . .   3
Section 1.5.  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 1.6.  Officers and Directors  . . . . . . . . . . . . . . . . .   3
Section 1.7.  Alternative Structure . . . . . . . . . . . . . . . . . .   3

          ARTICLE II.  EFFECT OF THE MERGER ON OUTSTANDING SHARES

Section 2.1.  Conversion or Cancellation of Shares  . . . . . . . . . .   4
Section 2.2.  Merger Consideration  . . . . . . . . . . . . . . . . . .   5
Section 2.3.  Payment for Shares  . . . . . . . . . . . . . . . . . . .   5
Section 2.4.  Dissenters' Shares  . . . . . . . . . . . . . . . . . . .   6
Section 2.5.  Transfer of Shares After the Effective
                   Time   . . . . . . . . . . . . . . . . . . . . . . .   6
Section 2.6.  Warrants, Options and SARs  . . . . . . . . . . . . . . .   7

                ARTICLE III.  REPRESENTATIONS AND WARRANTIES

Section 3.1.  Disclosure Letters  . . . . . . . . . . . . . . . . . . .   7
Section 3.2.  Standards . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 3.3.  Representations and Warranties of the
                   Company  . . . . . . . . . . . . . . . . . . . . . .   8
Section 3.4.  Representations and Warranties of the Acquiror  . . . . .  28

                  ARTICLE IV.  CONDUCT PENDING THE MERGER

Section 4.1.  Conduct of the Company's Business Prior
                   to the Effective Time  . . . . . . . . . . . . . . .  30
Section 4.2.  Forbearance by the Company  . . . . . . . . . . . . . . .  31
Section 4.3.  Cooperation . . . . . . . . . . . . . . . . . . . . . . .  35

                           ARTICLE V.  COVENANTS

Section 5.1.  Acquisition Proposals . . . . . . . . . . . . . . . . . .  35
Section 5.2.  Certain Policies of the Company . . . . . . . . . . . . .  36
Section 5.3.  Employees . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 5.4.  Access and Information  . . . . . . . . . . . . . . . . .  39
Section 5.5.  Certain Filings, Consents and
                   Arrangements   . . . . . . . . . . . . . . . . . . .  40
Section 5.6.  Takeover Laws . . . . . . . . . . . . . . . . . . . . . .  40
Section 5.7.  Indemnification; Directors' and Officers' Insurance . . .  40

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Section 5.8.  Publicity . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 5.9.  Proxy Statement . . . . . . . . . . . . . . . . . . . . .  42
Section 5.10. Shareholders' Meeting . . . . . . . . . . . . . . . . . .  43
Section 5.11. Notification of Certain Matters . . . . . . . . . . . . .  43
Section 5.12. Tax Matters . . . . . . . . . . . . . . . . . . . . . . .  44
Section 5.13. Assistance Agreement  . . . . . . . . . . . . . . . . . .  44
Section 5.14. Advisory Board  . . . . . . . . . . . . . . . . . . . . .  44

                  ARTICLE VI.  CONDITIONS TO CONSUMMATION

Section 6.1.  Conditions to All Parties' Obligations  . . . . . . . . .  45
Section 6.2.  Conditions to the Obligations of the
                   Acquiror   . . . . . . . . . . . . . . . . . . . . .  47
Section 6.3.  Conditions to the Obligation of the
                   Company  . . . . . . . . . . . . . . . . . . . . . .  48

                         ARTICLE VII.  TERMINATION

Section 7.1.  Termination . . . . . . . . . . . . . . . . . . . . . . .  49
Section 7.2.  Effect of Termination . . . . . . . . . . . . . . . . . .  50

                        ARTICLE VIII.  OTHER MATTERS

Section 8.1.  Interpretation  . . . . . . . . . . . . . . . . . . . . .  50
Section 8.2.  Survival  . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 8.3.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 8.4.  Counterparts  . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.5.  Governing Law . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.6.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.7.  Notices . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.8.  Entire Agreement; Etc.  . . . . . . . . . . . . . . . . .  52
Section 8.9.  Assignment  . . . . . . . . . . . . . . . . . . . . . . .  52
Section 8.10. Captions  . . . . . . . . . . . . . . . . . . . . . . . .  52

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                              LIST OF ANNEXES


Annex 1   - Form of Stock Option Agreement (Recital C)

Annex 2   - Form of FDIC Letter (Recital E)

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                           INDEX OF DEFINED TERMS


                                                            Location of
          Term                                              Definition



Acquiror Bank . . . . . . . . . . . . . . . . . . . . . . . Recital D
Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . 5.1
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Assistance Agreement  . . . . . . . . . . . . . . . . . . . Recital E
Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . Recital D
BHC Act . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(f)
Certificate of Merger . . . . . . . . . . . . . . . . . . . 1.3
Certificate . . . . . . . . . . . . . . . . . . . . . . . . 1.4
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . 1.2
Company Subsidiaries  . . . . . . . . . . . . . . . . . . . 3.3(d)
Company Bank  . . . . . . . . . . . . . . . . . . . . . . . Recital D
Company . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.7(a)
Covered Person  . . . . . . . . . . . . . . . . . . . . . . 3.3(y)
Derivatives Contract  . . . . . . . . . . . . . . . . . . . 3.3(w)
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1
Disclosure Letter . . . . . . . . . . . . . . . . . . . . . 3.1
Disposition Period  . . . . . . . . . . . . . . . . . . . . 4.1(b)
Dissenters' Shares  . . . . . . . . . . . . . . . . . . . . 2.1(a)
Dissenting Stockholder  . . . . . . . . . . . . . . . . . . 2.1(a)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . 1.3
Employee  . . . . . . . . . . . . . . . . . . . . . . . . . 5.3
Employee Agreements . . . . . . . . . . . . . . . . . . . . 3.3(n)
Environmental Law . . . . . . . . . . . . . . . . . . . . . 3.3(r)
ERISA Affiliates  . . . . . . . . . . . . . . . . . . . . . 3.3(n)
ERISA Affiliate Agreement . . . . . . . . . . . . . . . . . 3.3(n)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(n)
Excluded Shares . . . . . . . . . . . . . . . . . . . . . . 2.1(a)
FDIA  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(f)
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital B
FDIC Contracts  . . . . . . . . . . . . . . . . . . . . . . 3.3(z)
FDIC Letter . . . . . . . . . . . . . . . . . . . . . . . . Recital E
FDIC Payments . . . . . . . . . . . . . . . . . . . . . . . Recital E
FHLB  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(d)
FRB . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(f)
Hazardous Material  . . . . . . . . . . . . . . . . . . . . 3.3(r)
HOLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital B
Indemnified Parties . . . . . . . . . . . . . . . . . . . . 5.7(a)
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(n)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(f)
Loan Property . . . . . . . . . . . . . . . . . . . . . . . 3.3(r)
Material Adverse Effect . . . . . . . . . . . . . . . . . . 3.2(b)

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Maximum Amount  . . . . . . . . . . . . . . . . . . . . . . 5.7(c)
Merger Consideration  . . . . . . . . . . . . . . . . . . . 2.2
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1
Option Agreement  . . . . . . . . . . . . . . . . . . . . . Recital C
Option  . . . . . . . . . . . . . . . . . . . . . . . . . . Recital C
OREO  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(s)
OTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(f)
Participation Facility  . . . . . . . . . . . . . . . . . . 3.3(r)
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . 2.3
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(n)
Pension Agreement . . . . . . . . . . . . . . . . . . . . . 3.3(n)
Proxy Statement   . . . . . . . . . . . . . . . . . . . . . 5.9
Qualified Agreement . . . . . . . . . . . . . . . . . . . . 3.3(n)
Regulatory Agencies . . . . . . . . . . . . . . . . . . . . 3.3(g)
Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(g)
Requisite Regulatory Approvals  . . . . . . . . . . . . . . 3.3(f)
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(b)
SAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.6
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.3(g)
Shared-Loss Assets  . . . . . . . . . . . . . . . . . . . . Recital E
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . Recital B
State Regulator . . . . . . . . . . . . . . . . . . . . . . 3.3(g)
Surviving Corporation . . . . . . . . . . . . . . . . . . . 1.1
Takeover Law  . . . . . . . . . . . . . . . . . . . . . . . 3.3(t)

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            AGREEMENT AND PLAN OF MERGER, dated as of September 23, 1995
(this "Agreement"), by and among Republic New York Corporation (the "Acquiror"), LRNY Incorporated ("Merger Sub") and Brooklyn Bancorp, Inc. (the "Company").

                                  RECITALS

            A. The Acquiror and Merger Sub. The Acquiror has been duly incorporated and is an existing corporation in good standing under the laws of the State of Maryland, with its principal executive offices located in 452 Fifth Avenue, New York, New York. Merger Sub has been duly incorporated as a wholly owned subsidiary of the Acquiror and is an existing corporation in good standing under the laws of the State of Delaware.

            B. The Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in 211 Montague Street, Brooklyn, New York. As of the date hereof, the Company has 40,000,000 authorized shares of common stock, par value $0.01 per share ("Shares"), of which, 12,003,998 shares are outstanding, 870,000 shares are reserved for issuance pursuant to the Company's stock option plans and 1,000,000 shares are reserved for issuance pursuant to warrants held by the Federal Deposit Insurance Corporation ("FDIC"), and 10,000,000 authorized shares of preferred stock, par value $0.01 per share, none of which are outstanding (no other class of capital stock being authorized and no other shares of capital stock being reserved for issuance). The Company is a savings and loan holding company duly registered under the Home Owners' Loan Act of 1933, as amended ("HOLA").

            C. The Option Agreement. As an inducement and a condition to the willingness of the Acquiror and Merger Sub to enter into this Agreement, the Company will enter into a Stock Option Agreement with the Acquiror in the form set forth in Annex 1 (the "Option Agreement"), pursuant to which the Company will grant to the Acquiror an option (the "Option") to purchase authorized but unissued Shares representing 19.9% of the outstanding Shares, upon the terms and conditions therein contained.

            D. The Bank Merger. It is the intention of the parties that, unless otherwise determined pursuant to Section 1.7 hereof, following the Effective Time (as defined in Section 1.3), CrossLand Federal Savings Bank, a federal savings bank and a wholly owned subsidiary of the Company (the "Company Bank"), will merge (the "Bank Merger") with

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and into a wholly owned subsidiary of the Acquiror (the "Acquiror Bank").

            E. The Assistance Agreement. The Company Bank is a party to an Amended and Restated Assistance Agreement dated as of August 9, 1993 between the Federal Deposit Insurance Corporation, in its corporate capacity (the "FDIC"), and the Company Bank, as amended by Amendment No. 1 thereto dated as of June 30, 1994, Amendment No. 2 thereto dated as of June 13, 1995, the letter to the Company Bank dated October 12, 1993 from the FDIC, in its corporate capacity and as conservator for the Company Bank, and the letter dated September 22, 1995 from the FDIC to the Company (as so amended, the "Assistance Agreement"). Pursuant to the Assistance Agreement, and subject to the terms and conditions thereof, the Company Bank is entitled to receive from the FDIC certain amounts ("FDIC Payments") in connection with losses and expenses incurred in relation to certain assets of the Company Bank and its subsidiaries (as defined in the Assistance Agreement, "Shared-Loss Assets"). As a condition of the consummation of the transactions contemplated hereby, prior to the Effective Time the Company shall receive a letter from the FDIC substantially in the form of Annex 2 (the "FDIC Letter").

            NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties agree as follows:

                           ARTICLE I.  THE MERGER

            Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Sections 1.4 and 1.5. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

            Section 1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York on a business day selected by the Acquiror which is not more than 10 business days after the date on which the last to be

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fulfilled or waived of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and the Acquiror may mutually agree. The date of the Closing is referred to herein as the "Closing Date".

            Section 1.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII hereof, the Company and the Acquiror will cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in
Section 251 of the DGCL. The Merger shall become effective at the time on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."

            Section 1.4. Certificate. The Certificate of Incorporation of the Merger Sub (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

            Section 1.5. By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

            Section 1.6. Officers and Directors. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

            Section 1.7. Alternative Structure. Notwithstanding anything in this Agreement to the contrary, the Acquiror may specify that, before the Merger, the Company, the Acquiror, the Company Bank, the Acquiror Bank and any other subsidiary or affiliate of the Acquiror shall enter into transactions other than those described in this Article I necessary in order to effect the intent of this Agreement, and the Company and the Acquiror shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such specification may in the reasonable judgment of the Company materially and adversely affect the timing of the

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consummation of the Merger or adversely affect the tax effect or economic benefits of the Merger to the holders of Shares.


          ARTICLE II.  EFFECT OF THE MERGER ON OUTSTANDING SHARES

            Section 2.1. Conversion or Cancellation of Shares. The manner of converting or cancelling shares of the Company and Merger Sub in the Merger shall be as follows:

            (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Merger Consideration (as defined in Section 2.2). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares, upon the surrender of such certificate in accordance with Section 2.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL. "Excluded Shares" means (i) Shares the holder of which (a "Dissenting Stockholder") is entitled to receive payment in accordance with Section 262 of the DGCL ("Dissenters' Shares") and
      (ii) Shares held directly or indirectly by the Acquiror, other than Shares (a) held in trust, managed, custodial or nominee accounts,
      (b) held by investment companies for which an affiliate of the Acquiror acts as investment adviser or (c) held in satisfaction of a debt previously contracted.

            (b) At the Effective Time, each Excluded Share issued and outstanding at the Effective Time, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

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            (c)  At the Effective Time, each share of Common Stock, par value $5.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share.

            Section 2.2. Merger Consideration. The "Merger Consideration" shall equal $41.50 per Share.

            Section 2.3. Payment for Shares. As of the Effective Time, the Acquiror shall make available or cause to be made available to the paying agent appointed by the Acquiror (which may be a subsidiary of the Acquiror) (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(a) to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Acquiror shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding Shares a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor.
Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Acquiror shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. If all required documentation is received by the Paying Agent within sixty days after the Effective Time, the Acquiror shall direct the Paying Agent to make payment of the Merger Consideration with respect to the Shares so surrendered within five business days of the receipt of all required documentation in proper form. If all required documentation is not received by the Paying Agent within sixty days after the Effective Time, the Acquiror shall direct the Paying Agent to make payment of the Merger Consideration with respect to the Shares so surrendered with reasonable promptness after receipt of all required documentation in proper form. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other

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

than the registered holder of the certificate surrendered or establish to the satisfaction of the Acquiror or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Acquiror shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares that were outstanding immediately prior to the Effective Time, and thereafter such holders shall be entitled to look to the Acquiror only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

            Section 2.4. Dissenters' Shares. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give the Acquiror notice thereof and the Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.1.

            Section 2.5. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

            Section 2.6. Warrants, Options and SARs. At the Effective Time, each warrant and each option and related stock appreciation right or limited stock appreciation right (as the case may be, an "SAR") granted by the Company to purchase Shares or receive other consideration, which is outstanding and unexercised immediately prior to the Effective Time (whether such options are vested or not vested and whether or not such options are otherwise exercisable), shall be terminated and the grantee thereof shall be entitled to receive, in lieu of each Share or any other consideration that would otherwise have been issuable upon exercise thereof, an amount in cash computed by multiplying (i) the excess, if any, of (x) the Merger Consideration over (y) the per Share exercise price applicable to such warrant or option by (ii) the number of Shares subject to such warrant or option. The Company agrees to take or cause to be taken all action necessary under such warrants, options and related SARs to provide for such termination and payment, including obtaining any necessary consents from grantees. The failure to obtain any grantee consent shall not prevent the termination and payment described herein. Within five business days after the Effective Time, the Acquiror will make the payments required to be made to grantees of warrants, options and related SARs under this Section 2.6. All payments under this Section 2.6 shall be reduced by the amount of any applicable withholding taxes.


                ARTICLE III.  REPRESENTATIONS AND WARRANTIES

            Section 3.1. Disclosure Letters. On or prior to the date hereof, the Company has delivered to the Acquiror a letter (its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 3.3(h)(iii); provided that (a) no such fact, circumstance or event is required to be set forth in a Disclosure Letter as an exception to a representation or warranty (it being understood that items to be set forth in response to Sections 3.3(d)(the first sentence only), 3.3(j), 3.3(n)(i), 3.3(s)(ii), 3.3(w)(i) and (ii), 3.3(z), 3.3(aa) or 3.3(ab) are intended as informational disclosures and not to constitute exceptions to the applicable representation or warranty) if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 3.2, and
(b) the mere inclusion of a fact, circumstance or event in a Disclosure

Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.2).

            Section 3.2. Standards. (a) No representation or warranty of Company or Acquiror contained in Section 3.3 or 3.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of
Section 3.3 or 3.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the Acquiror.

            (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which (A) is material and adverse to the business, financial condition, results of operations or prospects of the Company or the Acquiror, as the context may dictate, and its subsidiaries taken as a whole, or (B) adversely affects the ability of the Company or the Acquiror, as the context may dictate, to perform its material obli-gations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby or (ii) the failure of
(x) a representation or warranty contained in Section 3.3(a), 3.3(b), 3.3(d) (but only the first sentence and only with respect to the Company
Bank), 3.3(e), 3.3(h)(iii), 3.4(a), 3.4(c) or 3.4(e) to be true and correct or (y) a representation or warranty contained in the last sentence of
Section 3.3(f), Section 3.3(h)(i) or (ii), 3.3(u), 3.3(x), 3.3(z), 3.3(aa)
or 3.3(ab), to be true and correct in all material respects.

            Section 3.3. Representations and Warranties of the Company. Subject to Sections 3.1 and 3.2 and except as set forth in the Disclosure Letter relating to the Company referred to therein, the Company represents and warrants to the Acquiror that:

            (a) Recital True. The facts set forth in Recital B of this Agreement are true and correct.

            (b) Capital Stock. All outstanding shares of capital stock of the Company and the Company Bank, are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive or registration rights. Other than as disclosed in Section 3.3(b) of the Company's Disclosure Letter, there are no outstanding warrants, options, stock appreciation rights or other rights, contingent or otherwise, to purchase or otherwise acquire shares of capital stock of the Company or any Company Subsidiary, nor are there any commitments to issue any such warrants, options, stock appreciation rights or other rights (all of the foregoing warrants, options, rights or commitments being, "Rights").

            (c) Qualification. Each of the Company and the Company Sub-sidiaries has the requisite power and authority, and is duly qualified in all jurisdictions where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

            (d) Company Subsidiaries; Significant Investments. Section 3.3(d) of the Company's Disclosure Letter lists (i) all direct and indirect subsidiaries of the Company (collectively, the "Company Subsidiaries"), (ii) the jurisdiction of incorporation of each Company Subsidiary and (iii) the states in which each Company Subsidiary is qualified to do business. The shares of capital stock of all of the Company Subsidiaries are duly authorized, fully paid, nonassessable, subject to no preemptive or registration rights and owned directly and of record by the Company or a Company Subsidiary free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock. None of the Company or any of the Company Subsidiaries owns any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security, except for (w) equity securities of a Company Subsidiary, (x) the 141,823 shares of capital stock, par value $100 per share, of the Federal Home Loan Bank of New York (the "FHLB"), (y) 330,350 shares of preferred stock of the Federal Home Loan Mortgage Corporation and (z) except as disclosed in Section 3.3(d) of the Company's Disclosure Letter.

            (e) Authority and Shareholder Approvals. The Company has the requisite corporate authority and power to execute and deliver, and to perform its obligations under, this Agreement and the Option Agreement. Subject to the receipt of required shareholder approval of this Agreement by the holders of a majority of the outstanding Shares, this Agreement has been, and the Option Agreement has been, authorized by all necessary corporate action of the Company. This Agreement is, and upon its execution and delivery the Option Agreement will be, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (f) No Violations. The execution, delivery and performance of this Agreement by the Company do not, the execution, delivery and performance of the Option Agreement by the Company will not, and the consummation of the transactions contemplated hereby or thereby by the Company will not, constitute (i) assuming receipt of all requisite regulatory and shareholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any subsidiary of the Company or to which the Company or any of the Company Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or by-laws or similar organizational documents of the Company or any subsidiary of the Company or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance ("Liens") upon any of the properties or assets of the Company or any subsidiary of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any subsidiary of the Company is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) con-templated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) and by the Option Agreement will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the approval of the holders of a majority of the outstanding Shares, (ii) the approvals of the Office of Thrift Supervision (the "OTS") under Section 10 of HOLA and 12 C.F.R. Parts 552, 563b, 574 and any other requirement of the OTS, the approval of the Board of Governors of the Federal Reserve System (the "FRB") under Section 4 of the Bank Holding Company Act of 1956 (the "BHC Act") (or the receipt of a waiver under 12 C.F.R. sec.225.12(d)), the approval of the appropriate regulatory authority under Section 18 of the Federal Deposit Insurance Act, as amended (the "FDIA") and the approval of the Superintendent of Banks of the State of New York under Section 601 of the New York Banking Law (collectively, the "Requisite Regulatory Approvals"), and (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement or the Option Agreement. As of the date hereof, the executive officers of the Company know of no reason pertaining to the Company why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction.

            (g) Reports. (i) As of their respective dates, neither the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, nor any other document filed subsequent to December 31, 1994 (including the Company's Quarterly Reports on
      Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC"), or any of the reports or other statements filed by the Company or the Company Bank on or subsequent to December 31, 1994 with the OTS or otherwise pursuant to 12 C.F.R. Parts 563b, 563d or 563g (collectively with the above-referenced reports filed under the Securities Exchange Act, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated statements of condition contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in its Reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

              (ii) The Company and each of the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1992 with (i) the SEC,
      (ii) the OTS, (iii) the FDIC, (iv) the FHLB and (v) any state banking commission or other regulatory authority ("State Regulator") (collec-tively, the "Regulatory Agencies"), and all other reports and statements required to be filed by them since December 31, 1992, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, the FHLB and any State Regulator, and have paid all fees and assessments due and payable in connection therewith.

            (h) Absence of Certain Changes or Events. Except as disclosed in the Company's Reports filed prior to the date of this Agreement, true and complete copies of which have been provided by the Company to the Acquiror, since December 31, 1994, (i) the Company and the Company Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect.

            (i) Taxes. All federal, state, local, and foreign tax returns due on or after December 31, 1992, including any information returns, employment tax returns, statements, forms and reports required to be filed by or on behalf of the Company or any of the Company Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are true, complete and accurate in all respects. All taxes shown on such returns have been paid in full (or withheld and deposited in the case of withholding taxes) or adequate provision has been made for any such taxes in the financial statements of the Company and the Company Subsidiaries (in accordance with generally accepted accounting principles). The Company and the Company Subsidiaries have timely provided information statements to other persons as required by applicable law and have timely complied with all requirements of the Internal Revenue Code in respect of the verification of taxpayer identification numbers. Other than as disclosed in Section 3.3(i) of the Company's Disclosure Letter, there is no audit examination, deficiency assessment, tax investigation or refund litigation currently pending with respect to any taxes of the Company or any of the Company Subsidiaries or any taxes required to be withheld by the
      Company or any of the Company Subsidiaries.   All taxes, interest,
      additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of the Company Subsidiaries, have been paid in full or adequate provision has been made for any such taxes in the financial statements of the Company and the Company Subsidiaries (in accordance with generally accepted accounting principles). No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of the Company or any of the Company Subsidiaries or any taxes required to be withheld by the Company or any of the Company Subsidiaries. All taxes, interest, additions and penalties due with respect to any audit examination, deficiency assessment or investigation with respect to any taxes relating to the Company or any of the Company Subsidiaries have been paid in full, settled, discharged or subject to indemnity in full from the FDIC pursuant to the Assistance Agreement.

            (j) Absence of Claims. Section 3.3(j) of the Company's Disclosure Letter lists each pending action or proceeding in which the Company or a Company

      Subsidiary is a defendant or in which a counterclaim has been asserted, as well as threatened litigation against the Company Bank, its subsidiaries and the directors, officers and employees of the Company and the Company Subsidiaries. Except as set forth therein or in the Company Reports filed prior to the date hereof, there is no pending litigation, controversy, claim, action or proceeding against the Company or any of the Company Subsidiaries before any court or Governmental Authority, and, to the best of the Company's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, in each case including any such litigation, proceeding, controversy, claim or action brought or threatened by (i) any of their present or former employees or (ii) any person who sought to become employed by the Company or any of the Company Subsidiaries.

            (k) Absence of Regulatory Actions. Neither the Company nor any of the Company Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extra-ordinary supervisory letter from, or has adopted any board resolu-tions at the request of the Regulatory Agencies nor has it been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

            (l) Agreements. (i) Except for the Option Agreement and the engagement letter of Sandler O'Neill & Partners, L.P. with the Company dated July 26, 1994, as amended by a letter dated January 6, 1995, the Company and the Company Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) or any contract or other agreement, other than those relating to credit type assets or securities, pursuant to which the Company or any subsidiary is obligated to pay, or is entitled to receive, in any 12 month period, in excess of $100,000, in each case to be performed after the date hereof that has not been filed with or incorporated by reference in the Company's Reports or described in Section 3.3(l) of the Company's Disclosure Letter. Except as disclosed in the Company's Reports filed prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) consulting or asset management agreement involving the payment of more than $100,000 per annum, (ii) other than the Employment Agreements listed in Section 3.3(n) of the Company's Disclosure Letter and the Change of Control Agreements (copies of all of which have previously been provided to the Acquiror) listed in Section 3.3(l) of the Company's Disclosure Letter, any agreement with any executive officer or other key employee of the Company or any of the Company Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature contemplated by this Agreement or the Option Agreement and which provides for the payment of in excess of $100,000, (iii) other than the Employment Agreements listed in
      Section 3.3(n) of the Company's Disclosure Schedule and Change of Control Agreements referred to in Section 3.3(l) of the Company's Disclosure Letter, any agreement with respect to any executive officer of the Company or any of the Company Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $100,000 per annum, (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contem-plated by this Agreement or the Option Agreement or (v) agreement containing covenants that limit the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of the Company Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

              (ii) Neither the Company nor any of the Company Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

            (m) Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened.

            (n) Employee Benefit Agreements. (i) Section 3.3(n) of the Company's Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, employment, termination, severance, medical, health and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of the Company or any of the Company Subsidiaries (hereinafter referred to collectively as the "Employee Agreements").

          (ii) All of the Employee Agreements comply in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws; neither the Company nor any of the Company Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Agreement that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or
      Section 502 of ERISA; and all contributions required to be made under the terms of any Employee Agreement have been timely made or have been reflected on the consolidated statements of condition contained or incorporated by reference in the Reports.

            (iii) Except for required premium payments, no liability to the Pension Benefit Guaranty Corporation

      (the "PBGC") has been or is expected by the Company or any of the Company Subsidiaries to be incurred with respect to any Employee Agreement which is subject to Title IV of ERISA ("Pension Agreement"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (n) of the Code (an "ERISA Affiliate Agreement"); and no proceedings have been instituted to terminate any Pension Agreement or ERISA Affiliate Agreement.

             (iv) No Pension Agreement or ERISA Affiliate Agreement had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; there were no "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under any Pension Agreement or ERISA Affiliate Agreement as of the end of the most recent plan year with respect to the respective Pension Agreement or ERISA Affiliate Agreement ending prior to the date hereof, calculated on the basis of the assumptions prescribed by such plans (and, to the best knowledge of the Company, PBGC assumptions as of such date) as of the end of such plan year and there has been no material adverse change in the financial condition of any such Pension Agreement or ERISA Affiliate Agreement since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Agreement or ERISA Affiliate Agreement within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated in this Agreement.

               (v) Neither the Company nor any subsidiary of the Company has provided or is required to provide security to any Pension Agreement or to any ERISA Affiliate Agreement pursuant to Sec-tion 401(a)(29) of the Code.

             (vi) Neither the Company, the Company Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980 or any

      "multiple employer plan" as described in Section 413 of the Code.

            (vii) Each Employee Agreement of the Company or any of the Company Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be a tax-qualified plan within the meaning of Section 401(a) of the Code (including the Retirement Plan of CrossLand Federal Savings Bank in RSI Retirement Trust and the CrossLand Federal Savings Bank 401(k) Savings Plan in RSI Retirement Trust) has received a favorable determination letter (or such a letter has been requested) from the Internal Revenue Service deeming such plan (a "Qualified Agreement") to be qualified under Section 401(a) of the Code; and neither the Company nor the Company Subsidiaries are aware of any circumstances likely to result in revocation or denial of any such favorable determination letter.

           (viii) There is no pending or, to the best knowledge of the Company, threatened material litigation, administrative action or proceeding relating to any Employee Agreement.

             (ix) There has been no announcement or commitment by the Company or any subsidiary of the Company to create an additional Employee Agreement, or to amend an Employee Agreement except for amendments required by applicable law which do not materially increase the cost of such Employee Agreement.

               (x) The Company and the Company Subsidiaries do not have any obligations for retiree health and life benefits under any Employee Agreement except as set forth in Section 3.3(n)(x) of the Company's Disclosure Letter, and there are no such Employee
      Agreements that cannot be amended or terminated without incurring any liability thereunder.

            (xi) With respect to the Company or any of the Company Subsidiaries, except as specifically identified in Section 3.3(n) of its Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company or any subsidiary of the Company to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Agreement, increase or secure (by way of a trust or other vehicle) any benefits or compensation payable under any Employee Agreement, or accelerate the time of payment or vesting of any such benefit or compensation.

           (xii) With respect to each Employee Agreement, the Company has supplied to the Acquiror a true and correct copy, if applicable, of
      (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the Internal Revenue Service (the "IRS"),
      (B) such Employee Agreement, including all amendments thereto,
      (C) each trust agreement and insurance contract relating to such Employee Agreement, including all amendments thereto, (D) the most recent summary plan description for such Employee Agreement, includ-ing all amendments thereto, if the Employee Agreement is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Agreement is a Pension Agreement, (F) the most recent determination letter issued by the IRS if such Employee Agreement is a Qualified Agreement and (G) the most recent financial statements and auditor's report.

            (o) Title to Assets. The Company and each of the Company Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as, any trademark, service mark, trade name or copyright) other than (i) property as to which it is lessee, in which case the related lease is valid and in full force and effect and (ii) property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer.

            (p) Compliance with Laws. Except as disclosed in Sections 3.3(c) and 3.3(p) of the Company's Disclosure Letter, the Company and each of the Company Subsidiaries:

               (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened; and

              (ii) is not in violation of any applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conduct-ing such businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act.

            (q) Fees. Other than financial advisory services performed for the Company by Sandler O'Neill & Partners, L.P. in an amount and pursuant to an agreement both previously disclosed to the Acquiror, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any subsidiary of the Company, in connection with the Agreement or the transactions contemplated hereby. The Company shall not be liable for any financial services advisory fees incurred by the Acquiror.

            (r)   Environmental Matters.  (i)  Except as set forth in
      Section 3.3(r) of the Company's Disclosure Letter, with respect to the Company and each of the Company Subsidiaries (to the extent, however, that the following relates to Loan Properties, only to the best knowledge of the executive officers of the Company and the Company Bank):

                  (A) Each of the Company and the Company Subsidiaries, the Participation Facilities, and the Loan Properties (each as defined below) are, and have been, in substantial compliance with all, and not liable under, Environmental Laws (as defined below);

                  (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the best knowledge of the Company, threatened, before any court, governmental agency or board or other forum against it or any of the Company Subsidiaries or any Participa-tion Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or
            (y) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by the Company or any of the Company Subsidiaries or any Participation Facility;

                  (C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Company or any of the Company Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                  (D) The properties currently owned or operated by the Company or any of the Company Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material (as defined below) other than as permitted under applicable Environmental Law;

                  (E) None of it or any of the Company Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                  (F) There are no underground storage tanks on, in or under any properties or Participation Facility and no underground storage tanks have been closed or removed from any properties or Participation Facility which are or have been in the ownership of it or any of the Company Subsidiaries;

                  (G) During the period of (l) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (m) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of the Company Subsidiaries' holding of a security interest in a Loan Property, there has been no contamination by or release of Hazardous Material in, on, under or affecting such properties. Prior to the period of (x) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (y) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (z) its or any of the Company Subsidiaries' holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property;

                  (H) None of it or the Company Subsidiaries participates in the management of a Loan Property or Participation Facility to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C. sec. 9601 or any similar Environmental Law; and

          (ii)  The following definitions apply for purposes of this
      Section 3.3(r): (w) "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property;
      (x) "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transpor-tation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now or hereafter in effect, including all current Environmental Laws, all future interpreta-tions of current Environmental Laws and all future Environmental Laws and subsequent interpretations thereof. The term "Environmental Law" includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and
      (z) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            (s) Allowance; Loans and OREO. (i) The allowance for loan losses shown on the Company's unaudited consolidated statements of condition as of June 30, 1995 was, and the allowance for loan losses shown on the consolidated statements of condition in its Reports for periods ending after the date of this Agreement will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to federal savings associations and savings and loan holding companies, consistently applied.

              (ii) Section 3.3(s) of the Company's Disclosure Letter sets forth by category the amounts of all assets of the Company and the Company Subsidiaries that have been criticized or classified by it as "Special Mention", "Substandard", "Doubtful", "Loss" or words of similar import. Neither the Company nor any Company Subsidiary has any unfunded commitment to make any commercial loan (real estate or other) except as set forth in Section 3.3(s) of the Company's Disclosure Letter. Except as set forth in Section 3.3(s) of the Company's Disclosure Letter, there is no disagreement with any Regulatory Agency as to any such classification. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company or any of the Company Subsidiaries is carried net of reserves at the lower of cost or fair value, based on independent or staff appraisals, less estimated selling costs.

            (t) Antitakeover Provisions Inapplicable. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (including Section 203 of the DGCL) (each, a "Takeover Law") is applicable to the Company, the Company Bank, the Shares, the Option, the Merger, the Bank Merger or the transactions contemplated thereby or hereby.

            (u) Material Interests of Certain Persons. Except as disclosed in the Company's Proxy Statement for its 1995 Annual Meeting of Shareholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or per-sonal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

            (v) Insurance. The Company and the Company Subsidiaries are insured, and since December 31, 1992, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and the Company Subsidiaries are in full force and effect, the Company and the Company Subsidiaries are not, and other than as disclosed in Section 3.3(c) of the Company Disclosure Letter, after the execution, delivery and performance of this Agreement, will not be, in default thereunder and all material claims thereunder and notices related thereto have been filed in due and timely fashion. Since December 31, 1992, except as set forth in Sections 3.3(j) and 3.3(v) of the Company's Disclosure Letter, no claim by the Company or any of the Company Subsidiaries on or in respect of an insurance policy or bond has been declined or refused by the relevant insuror or insurors other than because such claim was below the applicable deductible amount or not otherwise insurable under the policy. In the best judgment of the Company's management, such insurance coverage is adequate.

            (w) Investments. (i) Except for pledges to secure public and trust deposits, FHLB borrowings, put options in connection with the sale of municipal bonds (all of such put option positions being listed in Section 3.3(w) of the Company's Disclosure Letter) and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated statements of condition of the Company included in the Company's Report on Form 10-Q for the quarter ended June 30, 1995, and none of the investments made by it or any of the Company Subsidiaries since December 31, 1994, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

              (ii) Except as set forth in Section 3.3(w) of the Company's Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives

      Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in Section 3.3(w)(ii) of its Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

            (x) Books and Records. The books and records of the Company and the Company Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect the substance of events and transactions that should be included therein.

            (y) Indemnification. Except as provided in Employment Agreements or the charter or by laws of the Company or the Company Bank, neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and, except as set forth in
      Section 3.3(y) of the Company's Disclosure Letter, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 5.7 if such provisions were deemed to be in effect.

            (z) Assistance Agreement and Other FDIC Contracts. (i) Set forth in Section 3.3(z) of the Company's Disclosure Letter is a list of all contracts, amendments, waivers and interpretive correspondence relating to the Assistance Agreement, and a list of all amendments relating to (a) the Purchase and Assumption Agreement among the FDIC in its corporate capacity, the FDIC as conservator of CrossLand Federal Savings Bank and the FDIC as receiver of CrossLand Savings, FSB, dated as of January 24, 1992, as supplemented by Memorandum of Understanding No. 1 dated as of March 9, 1992, Memorandum of Understanding No. 2 dated as of July 28, 1993 and Memorandum of Understanding No. 3 dated as of August 18, 1995 and (b) the Indemnity Agreement dated as of January 24, 1992 between the FDIC in its corporate capacity and the FDIC, as conservator for CrossLand Federal Savings Bank, as supplemented by a Memorandum of Understanding Regarding Indemnity Agreement dated as of July 28, 1993 (all of the foregoing being the "FDIC Contracts"). A copy of each such document has been provided to the Acquiror. The

      Assistance Agreement and the other FDIC Contracts (x) shall remain in full force and effect after the Closing Date and after the consummation of the Merger and Bank Merger and (y) are assignable by operation of law by the Company Bank upon the occurrence of the Bank Merger without any further required action by the FDIC. Each of such documents has been duly authorized, executed and delivered by each of the Company Bank and, to the knowledge of the Company, the FDIC and, to the knowledge of the Company, constitute binding obligations of the FDIC enforceable against the FDIC in accordance with their terms. The Company Bank has appropriate internal control and record keeping systems which enable it to comply with its obligations under the Assistance Agreement. The Company Bank has performed all of its obligations under the FDIC Contracts in accordance with the terms thereof (including the terms of Exhibit 2.2 to the Assistance Agreement).

                  (ii) The aggregate dollar amount of Net Charge-Offs (as defined in the Assistance Agreement) from the Commencement Date (as defined in the Assistance Agreement) through and including June 30, 1995 is $105,158,000 and the aggregate dollar amount of Reimbursable Expenses (as defined in the Assistance Agreement) from the Commencement Date through and including June 30, 1995 is $13,339,000. The Initial Threshold Quarter (as defined in the Assistance Agreement) has not yet occurred. As of June 30, 1995, the total dollar amount of losses constituting Charge-Offs with respect to Bulk Sales (as defined in the Assistance Agreement) during the Bulk Sale Period (as defined in the Assistance Agreement) is equal to $0 and the Successor Bulk Sale Amount (as defined in the Assistance Agreement) would be equal to $32,500,000 if a successor to the Company Bank had taken on the business of the Company Bank as of such date.

                  (iii) The latest certificate filed by the Company Bank with the FDIC pursuant to the Assistance Agreement is true and correct and prepared in compliance with the terms of the Assistance Agreement.

            (aa) Shared-Loss Assets. Section 3.3(aa) of the Company's Disclosure Letter lists, as of the date hereof, all Shared-Loss Assets and the Book Value (as defined in the Assistance Agreement) as of August 31, 1995 for each such Shared-Loss Asset.

            (ab) Recourse Sales. Section 3.3(ab) of the Company's Disclosure Letter lists all transactions in which any Company Subsidiary has sold assets with recourse (other than recourse related solely to breaches of customary representations and warranties relating to ownership, title, authority and the absence of liens) since January 24, 1992 where the potential for such recourse still exists as of the date hereof, the amount and type of consideration received in each such sale, the amount of recourse debt held by the Company or any Company Subsidiary or other recourse obligation or liability with respect to each such sale (and any indication of seeking recourse) and all agreements, and any amendments or waivers with respect thereto, relating to such sales. A copy of all such agreements and all amendments and waivers thereto has been provided to the Acquiror.

            Section 3.4. Representations and Warranties of the Acquiror. Subject to Sections 3.1 and 3.2 and except as set forth in the Disclosure Letter relating to the Acquiror referred to therein, the Acquiror represents and warrants to the Company that:

            (a) Recitals True. The facts set forth in the Recital A of this Agreement are true and correct.

            (b) Corporate Qualification. The Acquiror and Merger Sub each has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its respective businesses as now being conducted and to own their respective properties and assets.

            (c) Corporate Authority. The Acquiror and Merger Sub each has the requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute and deliver, and to perform its respective obligations under, this Agreement.
      This Agreement is a valid and binding agreement of each of the Acquiror and Merger Sub enforceable against the Acquiror and Merger Sub, respectively, in accordance with its terms subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

            (d) No Violations. The execution, delivery and performance of this Agreement by the Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby by the Acquiror and Merger Sub will not, constitute (i) assuming receipt of the approvals referred to in
      Section 6.1(b), a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Acquiror or, when duly incorporated, Merger Sub or to which the Acquiror (or any of its properties) is subject or Merger Sub, when duly incorporated (or any of its properties) will be subject, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational document of the Acquiror or, when duly incorporated, Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Liens upon any of the properties or assets of the Acquiror or, when duly incorporated, Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instru-ment or obligation to which the Acquiror is or Merger Sub, when duly incorporated will be, a party, or to which any of their respective properties or assets may be subject and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the Requisite Regulatory Approvals.

            (e) Access to Funds. The Acquiror has, or on the Closing Date will have, all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

            (f) Absence of Regulatory Actions. As of the date hereof, neither the Acquiror nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of under-standing with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of the Regulatory Agencies nor has it been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appro-priateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking which would materially and adversely affect the ability of the Acquiror to perform its material obligations hereunder.

            (g) Absence of Certain Changes. From June 30, 1995 to the date hereof, there has not been any event with respect to the Acquiror which would materially and adversely affect the ability of the Acquiror to perform its material obligations hereunder.

            (h) Litigation. As of the date hereof, there is no pending litigation, controversy, claim, action or proceeding against the Acquiror or any of its subsidiaries before any court or Governmental Authority, and to the best of the Acquiror's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, which would materially and adversely affect the ability of the Acquiror to perform its material obligations hereunder.

            (i) Compliance With Laws. As of the date hereof, the Acquiror and each of its subsidiaries is not in violation of any applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, the violation of which would materially and adversely affect the ability of the Acquiror to perform its material obligations hereunder.

            (j) Regulatory Approvals. As of the date hereof, the executive officers of the Acquiror know of no reason pertaining to the Acquiror why any of the Requisite Regulatory Approvals should not be obtained without the imposition of any condition or restriction described in the proviso to Section 6.1(b).

                  ARTICLE IV.  CONDUCT PENDING THE MERGER

            Section 4.1. Conduct of the Company's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this

Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business and maintain its books and records in the usual, regular and ordinary course consistent with past practice, (ii) use all reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Acquiror, the Merger Sub or the Company Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, (iv) comply with the Assistance Agreement and (v) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 3.2 hereof) on the Company.

            Section 4.2. Forbearance by the Company. (i) During the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of the Company Subsidiaries, without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld and the Acquiror will provide a response, whether a consent or a refusal to consent, within two business days of receipt of a request for any such consent), to:

            (a) incur any indebtedness for borrowed money, other than deposits and short term obligations taken or incurred in the ordinary course of business of the Company Bank, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

            (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock; or issue any additional shares of capital stock except pursuant to (i) the exercise of stock options and related SARs outstanding as of the date hereof and on the terms in effect on the date hereof or (ii) the Option Agreement;

            (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect and involving less than $10,000,000, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

            (d) enter into or amend any employment agreement (other than to extend the term of the existing Employment Agreements and Change of Control Agreements listed in Sections 3.3(n) and 3.3(l) of the Company's Disclosure Letter in accordance with the terms thereof) with any Employee or director, hire any new officers, fill any vacancies created by departure (for any reason) of any officer more senior than vice president, increase in any manner the compensation or fringe benefits of any of its Employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees or directors, or become a party to, amend or commit itself to, or fund or otherwise establish any trust or account related to, any Employee Agreement (as defined in Section 3.3(n)), with or for the benefit of any Employee, other than general increases in compensation in the ordinary course of business consistent with past practice or any amendment to any Employee Agreement required by applicable law (provided that any such amendment shall provide the least increase to cost permitted under such applicable law), or voluntarily accelerate the vesting of any stock options, SARs or other compensation or benefit;

            (e) other than in the ordinary course of business consistent with current and past practices, make any investment either by pur-chase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person; provided that no investment or series of related investments shall be made in an amount in excess of $10,000,000, except (i) in the following two types of investments: (A) overnight federal funds or overnight deposits with the FHLB or (B) treasury bills of the United States of America with a remaining term of six months or less (in which case the Company shall provide prior notice thereof to the Acquiror to the extent the investment exceeds $10,000,000) or (ii) in investments in securities issued by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation to the extent required for the Company Bank to maintain its status as a "qualified thrift lender" under HOLA (in which case the Company shall provide prior notice thereof to the Acquiror), and in no event shall the Company or any subsidiary make any acquisition of equity securities or business operations;

            (f) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than (i) as expressly contemplated by this Agreement, (ii) with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 in the aggregate or (iii) with respect to those which may be cancelled by the Company or a Company Subsidiary with less than 60 days' notice with a penalty of less than $50,000;

            (g) settle any claim, action or proceeding involving any liability of the Company or any of the Company Subsidiaries for money damages in excess of reserves therefor plus $500,000 or involving restrictions upon the operations of the Company or any of the Company Subsidiaries;

            (h) except in the ordinary course of business and in an amount less than $10,000,000 (in book value) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

            (i) (A) make, increase or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) loans, advances or commitments in individual amounts less than $1,000,000 ($750,000 in the case of 1-4 family residential mortgage loans including loans on co-operatives, condominiums and townhouses and $50,000 in the case of home equity lines) made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures, (ii) loans or advances as to which the Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by the Company in writing to the Acquiror prior to the execution of this Agreement, (iii) loans, advances or commitments made to facilitate the sale of Shared-Loss Assets which are made in compliance with the terms of the Assistance Agreement, are at market rate and are reasonably acceptable to the Acquiror or (iv) overdraft loans or passbook loans or student loans pursuant to the New York State Higher Education Program or other New York State or other Federal guaranteed programs made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures; or (B) renegotiate, renew or extend the term of any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except renegotiations, renewals or extensions of loans, advances or commitments in each case in amounts less than $10,000,000 on market terms, with a maturity or expiration date no later than June 30, 1998, with a loan to value ratio of 80% or less, in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures or renegotiations, renewals or extensions of overdraft loans or passbook loans made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures;

            (j) except as contemplated by Section 5.2 change its methods of accounting as in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors, and in the case of a new accounting pronouncement that becomes effective (but is not required to be implemented) prior to the Closing Date, with the concurrence of the Company's independent auditors and the Acquiror;

            (k) enter into any new activities or lines of business, or cease to conduct any activities or lines of business that it conducts on the date hereof, or conduct any business activity not consistent with past practice;

            (l) amend its certificate of incorporation or by-laws or similar governing documents;

            (m) make any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate; or

            (n) cause any Shared Loss Asset to cease to be covered by the benefits of the Assistance Agreement (or reduce or jeopardize such coverage) unless such Shared Loss Asset is sold without recourse (or if with recourse, such recourse shall be limited to recourse relating to breaches of customary representations and warranties relating to ownership, title, authority and the absence of liens) in compliance with the terms of the Assistance Agreement;

            (o) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

            (ii) The Chairman of the Company shall participate in any decision with respect to any of the acts referred to in this Section 4.2 involving an amount in excess of $1,000,000 and the Acquiror's consent shall be required for any act referred to in this Section 4.2 involving an amount in excess of $10,000,000.

            Section 4.3. Cooperation. The Company and the Company Bank each shall cooperate with Acquiror and Merger Sub in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct, to the extent contemplated by
Section 3.2, or (ii) that is inconsistent with or prohibited by Section 4.1 or Section 4.2.


                           ARTICLE V.  COVENANTS

            Section 5.1. Acquisition Proposals. The Company agrees that neither it nor any of the Company Subsidiaries nor any of the respective officers and directors of the Company or the Company Subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer (including any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an

Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however that the Company may furnish or cause to be furnished such confidential information or data and may participate in such negotiations or discussions directly or through its representatives if the Company's board of directors, after having consulted with and considered the advice of the Company's board of director's independent outside counsel, has determined that any such action is necessary in order for the Company's board of directors to discharge their fiduciary duties under applicable laws. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements. The Company will take the necessary steps to inform promptly the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. The Company agrees that it will notify the Acquiror immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or any of the Company Subsidiaries. The Company also agrees that it promptly shall request each other person (other than the Acquiror) that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of the Company Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or any of the Company Subsidiaries.

            Section 5.2. Certain Policies of the Company. At the request of the Acquiror and consistent with the Assistance Agreement, the Company shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) after the receipt of all required federal depository institution regulatory approvals and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Acquiror and generally accepted accounting principles; provided that the Company shall not be required to take any such action prior to the business day preceding the Closing Date. The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2. The Acquiror agrees to hold harmless, indemnify and defend the Company and the Company Subsidiaries, and their respective directors, officers and employees for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 5.2.

            Section 5.3. Employees. (a) Each person who is an officer or employee of the Company or any Company Subsidiary immediately prior to the Effective Time (an "Employee") shall, after the Effective Time, remain an Employee of the Surviving Corporation, or of a subsidiary, as the case may be, until such person's employment is terminated by resignation, removal, death, disability or otherwise; provided, however, that nothing in this Agreement shall at any time, confer upon any Employee any right or benefit whatsoever or, following the Effective Time, limit or restrict the right of the Surviving Corporation or any of its subsidiaries to terminate the employment of any Employee for any reason whatsoever, with or without cause.

            (b) As soon as practicable following the Effective Time, the Acquiror will offer employee benefit plans and programs to Employees who continue in the employ of the Surviving Corporation (or any of its subsidiaries) or become employed by the Acquiror (or any of its subsidiaries) that are no less favorable in the aggregate than employee benefit plans and programs provided to employees of the Acquiror and its subsidiaries who are employed in substantially similar positions; provided that no specific employee benefit plans or programs need be provided and the Acquiror may provide such Employees with the Company Bank's severance plan in lieu of any similar plan of the Acquiror. Notwithstanding the foregoing, the Acquiror will provide, or cause to be provided, retiree medical and life insurance benefits to former employees of the Company (and the Company Subsidiaries) who have retired and are eligible for such benefits under the Company Bank's written retiree medical and life insurance plan as of the Effective Time; provided, however, that the Acquiror may adjust the employee contribution and benefit levels under such plan providing for such benefits and provided, further, that the Acquiror shall be under no obligation to provide retiree medical or life benefits to any Employee.

            (c) Any Employee who becomes a participant in any employee benefit plan or program of the Acquiror or any of its subsidiaries shall, for purposes of eligibility and vesting, be given credit under such plan or program for all service credited under similar plans or programs of the Company or any of the Company Subsidiaries, to the extent such crediting of service shall not have any adverse legal effect upon Acquiror's plan or program, including, without limitation, the failure to satisfy any nondiscrimination test under the Code.

            (d) The Acquiror shall honor the Employment Agreements dated September 22, 1994 between the Company and, respectively, Richard A. Kraemer, George M. Kondos, John E. Gunther, Paul S. LaRosa, Jonathon G. Matuscak, Lance S. Miller and Ronald R. Wong by paying to each such individual on the Closing Date in the form of a lump sum, the amounts that would be due under each agreement less withholding as if each such individual had effectively terminated employment immediately after the Effective Time with full entitlement to lump sum cash benefits following a "change of control" as defined in such Employment Agreements, regardless of any other requirements in the Employment Agreements and all of the provisions of such Employment Agreements shall be of no further effect as of the Closing Date except for the provisions relating to tax indemnification in Section 12 thereof and the provisions relating to confidential information in Section 9 thereof. The Acquiror shall honor the Change of Control Agreements dated various dates between the Company Bank and individuals listed in Section 3.3(l) of the Company's Disclosure Letter by paying to each such individual on the Closing Date in the form of a lump sum, the amounts that would be due if each such individual had effectively terminated employment immediately after the Effective Time with full entitlement to lump sum cash benefits following a "change in control" as defined in the Change of Control Agreements, regardless of any other requirements in the Change of Control Agreements and all of the provisions of such Change of Control Agreements shall be of no further effect as of the Closing Date except for (i) continuation of welfare benefit insurance for one year following the Closing Date pursuant to the welfare benefit plans provided by the Acquiror or its subsidiaries to employees generally following the Closing Date and (ii) the provisions in Section 9 of such agreements relating to confidential information.

            (e) Richard A. Kraemer shall be named a vice chairman of each of the Acquiror and Republic National Bank of New York. George M. Kondos shall be named an executive vice president of Republic National Bank of New York. Messrs. Gunther, LaRosa, Matuscak, Miller and Wong shall at the Closing Date be named officers of the Acquiror or one of its subsidiaries and shall each be entitled for a period of two years from the Closing Date to benefits (for such person and all qualifying family members and dependents) under all welfare insurance benefit plans, practices, policies and programs that are maintained by Acquiror for similarly situated employees.

            (f) The Company shall cause the Company's 1993 Stock Incentive Plan and Director's Stock Option Plan and the Company Bank's Supplemental Executive Retirement Plan to be terminated effective as of the Effective Time.

            (g) The Company shall provide to Employees on a timely basis any applicable notices (including any notices reasonably requested by the Acquiror) under the Worker Adjustment and Retraining Notification Act and any comparable state law.

            (h) The Company and the Company Bank shall take all necessary action to cause benefit accruals under any tax qualified retirement plan of the Company Bank to be frozen as of the Effective Time or, at the request of the Acquiror, shall cause any such retirement plan to be terminated as of the Effective Time and annuities to be purchased for participants.

            (i) The annual incentive plan for 1996 for the Company, the Company Bank and their subsidiaries shall be based upon, and be no more favorable than, the annual incentive plan of the Company, the Company Bank and their subsidiaries for 1995, except the amounts thereunder shall be pro-rated for the portion of the year from January 1, 1996 until the Closing Date.

            Section 5.4. Access and Information. (a) Upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) afford to the Acquiror and its representatives (including, without limitation, directors, officers and employees of the Acquiror and its affiliates, and counsel, accountants and other professionals retained by the Acquiror) such access (including, without limitation, for the purpose of conducting supplemental due diligence reviews) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, loan and credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Acquiror may reasonably request. The Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, the Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.4 unless such information
(i) was already known to the Acquiror or an affiliate of the Acquiror other than confidential information subject to the letter agreement dated October

13, 1994 between the Company and the Acquiror, (ii) becomes available to the Acquiror or an affiliate of the Acquiror from other sources not known by such party to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of the Company or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, the Acquiror shall promptly cause all copies of documents or extracts thereof containing information and data as to the Company or the Company Subsidiaries to be returned to the Company or the Company Subsidiaries which furnished the same.

            (b) No investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty made herein.

            Section 5.5. Certain Filings, Consents and Arrangements. The parties shall (a) as soon as reasonably practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby (including the Bank Merger) or by the Option Agreement, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

            Section 5.6. Takeover Laws. The Company shall take all reasonable steps (i) to exempt the Company, the Agreement and the Option Agreement from the requirements of any Takeover Law that may apply or purport to apply to the Option, the Merger or the Bank Merger, by action of its board of directors or otherwise and (ii), upon the request of the Acquiror, to assist in any challenge by the Acquiror to the applicability to the Merger of any state antitakeover law.

            Section 5.7. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror agrees to indemnify and hold harmless each director and officer of the Company serving as of the date hereof and each director and officer of the Company Bank serving as of the date hereof (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Party was entitled under, and subject to the terms (including reimbursement terms) and conditions that might be imposed by, the DGCL or federal law applicable to federal savings associations, the Company's certificate of incorporation and by-laws and the Company Bank's charter and by-laws, all as in effect on the date hereof and applicable to such particular Indemnified Party and consistent with the practices of the Company and the Company Bank as of the date hereof. The Acquiror shall also advance expenses as incurred to the fullest extent to which such Indemnified Parties were entitled under, and subject to the terms (including reimbursement terms) and conditions that might be imposed by, the DGCL or federal law applicable to federal savings associations, the Company's certificate of incorporation and by-laws and the Company Bank's charter and by-laws, as in effect on the date hereof and applicable to such particular Indemnified Party and consistent with the practices of the Company and Company Bank as of the date hereof.

            (b) Any Indemnified Party wishing to claim indemnification under Section 5.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Acquiror shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Acquiror and the Indemnified Parties or between one or more of the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them (subject to the terms of any relevant directors' and officers' liability insurance policy), and the Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties in any jurisdiction; provided, however that the Acquiror shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest in which case the Acquiror shall pay the reasonable fees and expenses of the additional counsel to the Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Acquiror shall not be liable for any settlement effected without its prior written consent. The Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            (c) For a period of at least three years after the Effective Time, the Acquiror shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Acquiror may substitute therefor policies of comparable coverage by a comparably rated insurance carrier with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall the Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 5.7(c), any amount per annum in excess of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, the Acquiror may request the Company to, and the Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to the Acquiror, extending for a period of three years the Company's then-existing directors' and officers' liability insurance coverage (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy the Acquiror's obligations under this Subsection (c).

            Section 5.8. Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the Company and the Acquiror shall consult with each other in issuing any press releases or otherwise making any statements, public or otherwise, with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

            Section 5.9. Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare a proxy statement for the purpose of taking shareholder action on this Agreement (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of Shares. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, will comply with the Securities Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquiror shall cooperate with the Company in the preparation of the Proxy Statement. If requested by the Acquiror, the Company shall employ professional proxy solicitors to assist it in contacting shareholders in connection with the vote on the Merger.

            Section 5.10. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of Shares as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except as provided in the next sentence, the board of directors of the Company shall recommend, at the meeting of stockholders referred to in Section 5.9, that the holders of Shares vote in favor of, and approve and adopt, this Agreement. The board of directors of the Company may fail to make, or withdraw, modify or change, any such recommendation only if after having consulted with and considered the advice of the Company's board of director's independent outside counsel, the board of directors of the Company has determined that it is necessary in order to discharge the fiduciary duties of such directors under applicable law.

            Section 5.11. Notification of Certain Matters. The Company shall give prompt notice to the Acquiror of any material adverse change in the financial condition, properties, business or results of operations of the Company and the Company Subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and the Acquiror shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

            Section 5.12. Tax Matters. The Company shall keep the Acquiror fully apprised of its progress in the preparation of its income and franchise tax returns and the income and franchise tax returns of the Company Subsidiaries and shall provide to the Acquiror copies of draft returns prior to filing. In addition, the Company agrees that it shall consult with the Acquiror prior to making any significant decisions with respect to tax reporting or other tax matters, in order to ensure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby. The Company and the Company Subsidiaries will not, without the prior written consent of Acquiror, which consent will not be unreasonably withheld, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability. The Company and the Company Subsidiaries shall cooperate with the Acquiror and its subsidiaries in the filing of all information returns and employment tax returns required to be filed for the year in which the Merger occurs. The Company and the Company Subsidiaries shall
(i) obtain a new EIN number, (ii) file all such forms, reports, and information as may be necessary or required by the Internal Revenue Service to clarify that the Company was a new corporation for tax purposes as of August 19, 1993, and (iii) use all reasonable efforts to have the Internal Revenue Service confirm in writing that no income tax liability of the Company and the Company Subsidiaries for the period through August 18, 1993 will be collected from the Company or the Company Subsidiaries.

            Section 5.13. Assistance Agreement. The Company shall keep the Acquiror fully apprised of any changes with respect to Shared Loss Assets, aggregate Net Charge-Offs, aggregate Reimbursable Expenses and aggregate Charge-Offs with respect to Bulk Sales during the Bulk Sale Period. The Company shall manage all Shared Loss Assets, and make all filings with the FDIC, in compliance with the Assistance Agreement (including Exhibit 2.2 thereto and the Examination Criteria (as defined therein)) in all material respects so that they remain eligible for shared loss payments as provided therein and shall operate in all other respects in full compliance with the Assistance Agreement. The Company shall not allow the Company Bank to enter into any amendment, or to request any waiver, of the terms of the Assistance Agreement without the prior written consent of the Acquiror.

            Section 5.14. Advisory Board. The Acquiror shall, promptly following the Effective Time, cause all of the non-officer members of the Company's board of directors as of the date of this Agreement who are willing to so serve to be elected or appointed as members of the Acquiror's advisory board (the "Advisory Board"), the function of which shall be to advise the Acquiror with respect to deposit and lending activities in the Company's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve shall be elected to serve an initial term of five years beginning on the Closing Date. The Acquiror agrees to re-elect or re-appoint each of the initial members of the Advisory Board to a second five-year term upon the completion of the initial five year term. Each member of the Advisory Board shall receive an annual retainer fee for such service at an annual rate of $35,000, payable in monthly installments or in one lump sum at any time in advance at the option of the Acquiror. In addition, each member of the Advisory Board shall, as of the Effective Time, be granted pursuant to the Acquiror's Long Term Incentive Stock Plan a one-time grant of 2,500 shares of the Acquiror's common stock, par value $5.00 per share, 20% of which shares shall be immediately vested and nonforfeitable, an additional 20% of such shares shall vest and become nonforfeitable on each of the next four anniversaries of the Closing Date during which the individual is a member of the Advisory Board. Prior to the vesting dates of any such shares granted to an Advisory Board member, the Acquiror shall have the right, at any time to terminate the grant of any such shares to any Advisory Board member and pay such Advisory Board member an amount equal to the market value of such shares at the time the Acquiror notified such Advisory Board member of the Acquiror's exercise of its termination rights. "Market value", for purposes of the preceding sentence, means the average of the high and low sales prices of such shares on the New York Stock Exchange on the trading day immediately preceding the date of the Acquiror's notice of exercise. All shares not previously vested shall become vested and nonforfeitable upon the death or disability of an Advisory Board member. If any Advisory Board member ceases to be a member of the Advisory Board prior to full vesting of such shares, any unvested shares shall be forfeited and returned to the Acquiror.


                  ARTICLE VI.  CONDITIONS TO CONSUMMATION

            Section 6.1. Conditions to All Parties' Obligations. The respective obligations of the Acquiror, Merger Sub (when duly incorporated) and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

            (a) The Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the DGCL.

            (b) All necessary regulatory approvals, consents and waivers with respect to the Agreement and the transactions contemplated hereby shall have been received, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for the Acquiror and the Company, are necessary or appropriate to the consummation of the transactions contemplated by the Agreement; provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would reasonably be expected to (i) result in a Material Adverse Effect on the Company or the Acquiror or (ii) reduce the benefits of the transactions contemplated by the Agreement to the Acquiror in so significant a manner that the Acquiror, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known at the date hereof.

            (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

            (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against the Acquiror or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

            (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

            Section 6.2. Conditions to the Obligations of the Acquiror. The obligations of the Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

            (a) Each of the representations and warranties of the Company contained in this Agreement and the Option Agreement shall have been true and correct (subject to Section 3.1 and 3.2) on the date hereof and shall be true and correct (subject to Section 3.1 and 3.2) on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and the Option Agreement; and the Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

            (b) The Acquiror shall have received from the Company's independent certified public accountants "cold comfort" or agreed upon procedures letters dated (i) the date of the mailing of the Proxy Statement to the Company's shareholders and (ii) shortly prior to the Closing Date, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

            (c) The Company Bank shall have received the FDIC Letter dated within 30 days prior to the Closing Date and reflecting information as of the most recent month end preceding the Closing Date. The amount of Net Charge-Offs plus Reimbursable Expenses identified as being disputed in the FDIC Letter which remain unresolved as of the Closing Date shall not exceed $10,000,000.

            (d) As of the end of the month ending immediately prior to the Closing Date, the Company shall have a Net Worth equal to, or greater than, the Net Worth Threshold and, as of the Closing Date, the Company shall have no basis to believe that the Net Worth, as of the Closing Date, is less than the Net Worth Threshold. "Net Worth" shall mean consolidated stockholders' equity calculated in accordance with generally accepted accounting principles; provided that for purposes of such calculation the FASB 115 adjustment shall be equal to a negative $4,089,000. "Net Worth Threshold" shall mean $350,000,000 minus the absolute value of any negative effects on the Company's Net Worth arising solely from actions taken in compliance with a written request of the Acquiror. The Acquiror shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

            (e) Neither the United States Treasury Department nor the Internal Revenue Service will have issued or modified any ruling or regulation nor will any statement have been made by any responsible person which, if applied to the Company or the Company Subsidiaries (as so modified), would impose liability on the Company or the Company Subsidiaries for income taxes in respect of the period prior to August 19, 1993, whether on account of the receipt of Federal financial assistance or otherwise; provided, that, this condition shall be satisfied if the Company shall have finally paid or satisfied, for less than $12,000,000, all taxes due or that may be due (including interest or penalties) with respect to the Company or the Company Subsidiaries in respect of the period prior to August 19, 1993.

            Section 6.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional condition:

            Each of the representations, warranties and covenants of the Acquiror contained in this Agreement shall have been true and correct (subject to Sections 3.1 and 3.2) on the date hereof and shall be true and correct (subject to Sections 3.1 and 3.2) on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Acquiror shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and the Company shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of the Acquiror, dated the Closing Date, to the foregoing effect.


                         ARTICLE VII.  TERMINATION

            Section 7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Company and by the Acquiror:

            (a) by the mutual consent of the Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

            (b) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the Agreement at the meeting called to consider such approval or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein (or, in the case of the Company, in the Option Agreement) which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party;

            (c) by the Acquiror or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

            (d) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by July 31, 1996, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

            (e) by the Acquiror if the Company takes, causes to be taken or allows to be taken any action that, without giving effect to the proviso in the first sentence in Section 5.1 regarding the exercise by the Company's board of directors of its fiduciary duties, would otherwise be prohibited under Section 5.1.

            The Acquiror shall not have the right to terminate this Agreement prior to July 31, 1996 because of the failure of the Company to satisfy the condition set forth in Section 6.2(c).

            Section 7.2. Effect of Termination. In the event of the termination of this Agreement by either the Acquiror or the Company, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of (a) the willful breach by any other party of any covenant contained in this Agreement or (b) any willful misrepresentation contained in this Agreement.


                        ARTICLE VIII.  OTHER MATTERS

            Section 8.1. Interpretation. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. In determining whether there exists or has occurred a Material Adverse Effect under this Agreement, no consideration shall be given to any of the conditions set forth in Article VI.

            Section 8.2. Survival. Only the agreements and covenants of the Acquiror contained in Sections 5.3, 5.7 and 5.14 shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the second, third and fourth sentences of
Section 5.4(a) and in Section 8.6 shall survive such termination.

            Section 8.3. Waiver. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no amendment may be made that would contravene any provision of the DGCL.

            Section 8.4. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

            Section 8.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            Section 8.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the trans-actions contemplated hereby.

            Section 8.7. Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

            If to the Company, to:

                  Brooklyn Bancorp, Inc.
                  211 Montague Street
                  Brooklyn, New York  11201

                  Telecopy:  (718) 780-6221

                  Attention:  Richard A. Kraemer
                                    Chairman and
                                    Chief Executive Officer

                  With copies to:

                  John E. Gunther, Esq.
                  Executive Vice President and General Counsel
                  Brooklyn Bancorp, Inc.
                  211 Montague Street
                  Brooklyn, New York  11201

                  Douglas J. McClintock, Esq.
                  Thacher Proffitt & Wood
                  Two World Trade Center
                  New York, New York 10048


            If to the Acquiror, to:

                  Republic New York Corporation
                  452 Fifth Avenue
                  New York, New York 10018

                  Telecopy:  (212) 525-5954

                  Attention:  James P. Holdcroft, Jr.
                                    Paul Lee

                  With copies to:

                  H. Rodgin Cohen
                  Mark J. Menting
                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004

            Section 8.8. Entire Agreement; Etc. This Agreement, together with the Option Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made, including the Agreement dated August 8, 1995 between the Acquiror and the Company, which shall no longer have any force or effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the terms of Sections 5.3(d) and (e), 5.7 and 5.14, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 8.9. Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties and any purported assignment in contravention of the foregoing shall be null and void.

            Section 8.10. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              REPUBLIC NEW YORK CORPORATION



                              By: /s/ Jeffrey C. Keil
                                 Name:  Jeffrey C. Keil
                                 Title: Vice Chairman & President


                              LRNY INCORPORATED



                              By: /s/ Jeffrey C. Keil
                                 Name: Jeffrey C. Keil
                                 Title: Vice Chairman & President


                              BROOKLYN BANCORP, INC.



                              By: /s/ Richard A. Kraemer
                                 Name: Richard A. Kraemer
                                 Title: Chairman & CEO

                                                                    Annex 1





                           STOCK OPTION AGREEMENT


            STOCK OPTION AGREEMENT, dated as of September 23, 1995 (this "Agreement"), between Republic New York Corporation, a Maryland corporation ("Grantee"), and Brooklyn Bancorp, Inc., a Delaware corporation ("Issuer").

                                WITNESSETH:

            WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), which is being executed by the parties hereto simultaneously with the execution of this Agreement; and

            WHEREAS, as a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below);

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

            SECTION 1. Grant; Option Price. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,388,000 fully paid and nonassessable shares of Common Stock, par value $0.01 per share ("Common Stock"), of Issuer at a price of $34.50 per share (the "Option Price"); provided, however, that each time Issuer issues or agrees to issue (other than pursuant to options or warrants to issue Common Stock in effect as of the date hereof) any shares of Common Stock at a price less than the then current Option Price, the then current Option Price shall be reduced to equal such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are also subject to adjustment as set forth in Section 5.

            SECTION 2. Exercise and Termination. (a) Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Preliminary Purchase Event, except that it shall be 18 months following the Preliminary Purchase Event (as defined below) if it is described in Section 2(b)(i) hereof, or
(iii) 12 months after the date hereof if there has been no occurence of a Purchase Event or a Preliminary Purchase Event. The events described in clauses (i) - (iii) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event".

            (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) Issuer or CrossLand Federal Savings Bank (the "Company Bank") without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Company Bank, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or the Company Bank or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Company Bank; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer or the Company Bank and any subsidiary of Issuer;

          (ii) Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of Common Stock representing 10% or more of the voting power of the Issuer or the Company Bank (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act and the rules and regulations issued thereunder);

         (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including any situation in which any person other than Grantee or any subsidiary of Grantee shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control Common Stock representing 10% or more of the voting power of the Issuer or the Company Bank (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

          (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan or the holders of Common Stock shall not have approved the Plan at the meeting of such stockholders held for the purpose of voting on the Plan, such meeting shall not have been held or shall have been canceled prior to termination of the Plan or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan; or

            (v) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority") for approval to engage in an Acquisition Transaction.

            (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

            (i) The acquisition by any person other than Grantee or any Grantee Subsidiary of beneficial ownership of Common Stock representing 25% or more of the voting power of Issuer or the Company Bank; or

          (ii)  The occurrence of a Preliminary Purchase Event described in
      Section 2(b)(i) except that the percentage referred to in clause (z) shall be 25%.

            (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

            (e) In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, (ii) the time (which shall be on a business day that is not less than three nor more than thirty business days from the Notice Date) on which the closing of such purchase shall take place (the "Closing Date") and (iii) a place at which the closing of such purchase shall take place; provided, that, if prior notification to or approval of any Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be),
(a) Grantee shall promptly file the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (ii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a), any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

            (f) At the closing referred to in Section 2(e), Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

            (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f), Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

            (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

            The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and applicable state securities laws and to certain provi-sions of a Stock Option Agreement between Republic New York Corporation and Brooklyn Bancorp, Inc. ("Issuer"), dated as of September 23, 1995. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act and applicable state securities laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC") and a letter from any Governmental Authority responsible for administering any applicable state securities laws, or, in lieu of the foregoing, an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act and applicable state securities laws; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

            (i) Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

            SECTION 3. Reservation of Common Stock; Regulatory Compliance. Issuer agrees: (i) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights; (ii) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA") the Bank Holding Company Act of 1956, as amended ("BHC Act"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to any Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
(iv) to take all action provided herein to protect the rights of Grantee against dilution.

            SECTION 4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

            SECTION 5. Adjustment. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

            (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

            (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment. If the Option Price adjustment contained in the proviso in Section 1 is applicable to any particular issuance of Common Stock, such Option Price adjustment shall be applied to further decrease the Option Price.

            SECTION 6. Registration Rights. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective, and to remain current and effective for a period not in excess of 180 days from the day such registration statement first becomes effective, in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 33 1/3% of the total number of shares of Grantee and Issuer covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6(a) shall be permitted or occur and the Grantee shall thereafter be entitled to one additional registration statement. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any exercise notice or fails to exercise any Option with respect to any exercise notice pursuant to Section 2(e), Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

            (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

            SECTION 7. Optional Fees. (a) After the occurrence of a Purchase Event described in Section 2(c)(ii) except that the percentage referred to shall be 65% that occurs prior to an Exercise Termination Event (the "Fee Trigger Event"), at the request of Grantee, Issuer shall pay to Grantee $2 million in cash within 5 business days of such request (the "$2 Million Fee"). If Grantee makes such a request and the Issuer has made such payment, Grantee's right to exercise this Option for Common Stock shall terminate immediately. After the consummation of the transaction giving rise to a Fee Trigger Event, at the request of Grantee, Issuer shall repurchase the Option from Grantee (notwithstanding that it is not then exercisable for shares of Common Stock) at a price (the "Option Repurchase Price") equal to $15 million in cash less any $2 Million Fee paid pursuant to the preceding sentence within 5 business days of such request.

            (b) Grantee may exercise its right to receive the $2 Million Fee pursuant to this Section 7 by providing to Issuer, at its principal office, a written notice to such effect. As promptly as practicable, and in any event within five business days after the receipt of such notice relating thereto, Issuer shall deliver or cause to be delivered to Grantee the $2 million in cash. Grantee may exercise its right to require Issuer to repurchase the Option pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement accompanied by a written notice stating that Grantee elects to require Issuer to repurchase the Option in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and the receipt of such notice relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price.

            (c) Issuer shall not enter into any agreement with any party (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other party thereto assumes all the obligations of Issuer pursuant to this Section 7 in the event that Grantee elects, in its sole discretion, to require such other party to perform such obligations.

            SECTION 8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or
(y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the "Substitute Option Issuer").

            (b) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined below) multiplied by the number of shares of the Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

            (c) The Substitute Option shall otherwise have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee, and provided further, however, that the terms of the Substitute Option shall provide that Grantee shall have an immediate right to require the Issuer to repurchase the Substitute Option pursuant to Section 7.

            (d)  The following terms have the meanings indicated:

            (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of any Issuer Subsidiary);

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option;

         (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect; and

          (iv)  The term "market/offer price" shall mean the highest of
      (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the highest last sale price for shares of Common Stock within the 360-day period ending on the date in question which is reported by The Wall Street Journal or, if not reported thereby, another authoritative source, (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be the value determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, whose determination shall be conclusive and binding on all parties.

            (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in the clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and the Substitute Option Issuer.

            SECTION 9. Extension. Notwithstanding Sections 2, 6 and 7, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended
(a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act by reason of such exercise; provided that in no event shall any closing date occur more than 18 months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by any Governmental Authority despite all reasonable efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event (a) Grantee receives official notice that an approval of any Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6. Nothing contained in this Agreement shall restrict Grantee from specifying alternative means of exercising rights pursuant to Sections 2, 6 or 7 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 9.

            SECTION 10. Representations and Warranties. Issuer hereby represents and warrants to Grantee as follows:

            (a) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunc-tive relief is subject to the discretion of the court before which any proceeding may be brought; and

            (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

            SECTION 11. Assignment; Delegation. (a) Neither of the parties hereto may assign any of its rights or delegate any of its obliga-tions under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event; provided, however, that until the date at which the Board of Governors of the Federal Reserve System ("FRB") has approved an application by Grantee under the BHC Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the FRB. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's per-mitted assigns.

            (b) Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

            The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under the Securities Act of 1933, as amended, and applicable state securities laws and to certain provisions of a Stock Option Agreement between Republic New York Corporation and Brooklyn Bancorp, Inc. ("Issuer"), dated as of the September 23, 1995. A copy of such agreement is on file at the principal office of Issuer and will be provided to any permitted assignee of the Option without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and applicable state securities laws in the above legend shall be removed by delivery of substitute assignments without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC and a letter from any Governmental Authority responsible for administering any applicable state securities laws, or, in lieu of the foregoing, an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act and applicable state securities laws; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute assignments without such reference if the Option has been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such assignments shall bear any other legend as may be required by law.

            SECTION 12. Reasonable Efforts. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

            SECTION 13. Equitable Relief. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

            SECTION 14. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided in Sec-tion 1(a) (as adjusted pursuant hereto), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

            SECTION 15. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

            SECTION 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            SECTION 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

            SECTION 18. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            SECTION 19. Entire Agreement. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            SECTION 20. Defined Terms. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

            SECTION 21. Plan Breach. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

            SECTION 22. Majority in Interest. In the event that any selection or determination is to be made by Grantee or the Owner hereunder and at the time of such selection or determination there is more than one Grantee or Owner, such selection shall be made by a majority in interest of such Grantees or Owners.

            SECTION 23. Consummation. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            SECTION 24. No Shareholder Rights. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

            IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.


                              REPUBLIC NEW YORK CORPORATION



                              By:
                              Name:
                              Title:


                              BROOKLYN BANCORP, INC.



                              By:
                              Name:
                              Title:

                                                                   Annex 2



2.    The FDIC is also prepared to provide you with a letter (the
"Subsequent Letter") on or before the closing date for the Transaction that will include the information set forth below in subparagraphs A through D.

      A. [As of the Determination Date, the Assistance Agreement has not been amended (as contemplated by Section 6.6 of the Assistance Agreement) except for Amendment No. 1 dated as of June 30, 1992, and Amendment No. 2 dated as of June 13, 1995. No waivers with respect to the Assistance Agreement (as contemplated by Section 6.10 of the Assistance Agreement) have been issued by the FDIC except for the letter dated October 12, 1993, from the FDIC to Mr. George M. Kondos, President and Chief Operating Officer of the Bank, and paragraph 1 of the letter dated September __, 1995, from the FDIC to Mr. Richard A. Kraemer, Chairman and Chief Executive Officer of the Bank.] [If any other amendments or waivers are issued, this paragraph will be revised to reflect them.]

      B. Based on the FDIC's review of Quarterly Certificates and Monthly Certificates submitted to the FDIC by the Bank in accordance with the Assistance Agreement and paragraph 1 of the letter dated September __, 1995, to our knowledge, as of the Determination Date and subject to (1) the penultimate sentence of paragraph 1 of the letter dated September __, 1995, (2) adjustment with respect to any items in dispute, and (3) paragraph C hereof:

      (i) the aggregate amount of Net Charge-Offs reflected in Quarterly Certificates and Monthly Certificates for all Shared-Loss Quarters from the Commencement Date to and including the Shared-Loss Quarter immediately preceding the Shared-Loss Quarter in which the Determination Date occurs is $ ________;

    (ii) the aggregate amount of Reimbursement Expenses reflected in Quarterly Certificates and Monthly Certificates for all Shared-Loss Quarters from the Commencement Date to and including the Shared-Loss Quarter immediately preceding the Shared-Loss Quarter in which the Determination Date occurs is $ _______;

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

  (iii) with respect to all Shared-Loss Quarters from the Commencement Date to and including the Shared-Loss Quarter immediately preceding the Shared-Loss Quarter in which the Determination Date occurs, the FDIC has paid to the Bank (i) $ __________ with respect to Net Charge-Offs reflected in Quarterly Certificates and Monthly Certificates for such period, and (ii) $ ________ with respect to Reimbursable Expenses reflected in Quarterly Certificates and Monthly Certificates for such period;

   (iv) with respect to that portion of the Shared-Loss Quarter in which the Determination Date occurs, based on the Monthly Certificate(s) dated ______, 19__ and ______, 19__, the FDIC anticipates that it will pay to the Bank (i) $ _______ with respect to Net Charge-Offs reflected in such Monthly Certificate(s), and (ii) $ _______ with respect to Reimbursable Expenses reflected in such Monthly Certificate(s);

    (v) the Initial Threshold Quarter [has not occurred as of the Determination Date] [was the Shared-Loss Quarter ending on _______, 19__].

   (iv) based on the Quarterly Certificates and the Monthly Certificate for the period from the Commencement Date to and including the Determination Date, the aggregate amount of losses constituting Charge-Offs with respect to Bulk Sales during such period is $ _______;

  (vii) the Successor Bulk Sale Amount would be $ _______ if calculated as of the Determination Date; and

 (viii) the Bank has acted in accordance with the Assistance Agreement, except to the extent that has been or may be noted in FDIC correspondence to the Bank or in any audit conducted by the Office of the Inspector General.

      C. Based on the FDIC's review of Quarterly Certificates and Monthly Certificates during the period from the Commencement Date to and including the Determination Date, to our knowledge, the FDIC in accordance with the Assistance Agreement has identified to the Bank in correspondence certain items in dispute, if any, during the period from the Commencement Date to and including the Determination Date. A list of such correspondence is provided as Attachment A hereto. Identification of such

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items in dispute neither precludes the FDIC from determining at any time that other items also may be in dispute and requiring corrective action with respect thereto, nor affects the Office of the Inspector General in carrying out its statutory responsibility to conduct audits of the Assistance Agreement. Nothing in this letter shall be construed as requiring that any or all such items in dispute be resolved as of the Determination Date or any other date.

      D. To the best of our knowledge, as of the Determination Date, any tax claims against CrossLand Savings, FSB, New York (Brooklyn), New York and its subsidiaries made by the State of New York or the City of New York for taxes, interest, penalties and fines arising only out of the tax years 1985, 1986, 1987 and 1988, have been fully settled, discharged and paid.